Exhibit 5.1

Kenneth Guernsey
+1 415 693 2091
kguernsey@cooley.com

May 16, 2022

Angion Biomedica Corp.

1700 Montgomery St, Suite 108

San Francisco, CA

Re:	Angion Biomedica Corp.

Ladies and Gentlemen:

We have acted as counsel to Angion Biomedica Corp., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 1,797,500 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), consisting of (a) 1,497,917 shares of Common Stock issuable pursuant to the Company’s 2021 Incentive Award Plan (the “2021 Plan”) and (b) 299,583 shares of Common Stock issuable pursuant to the Company’s 2021 Employee Stock Purchase Plan (the “ESPP,” and together with the 2021 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Company’s Certificate of Incorporation and Bylaws, each as currently in effect, (c) the Plans, and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Kenneth Guernsey
Kenneth Guernsey

Three embarcadero center, 20th floor, san francisco, ca 94111 T: (415) 693-2000 F: (415) 693-2222 www.cooley.com